EXHIBIT 21.1

Autolus Therapeutics plc*

List of Subsidiaries

Subsidiary	Jurisdiction
Autolus Holdings (UK) Limited	England and Wales
Autolus Limited	England and Wales
Autolus Inc.	Delaware

*	Following the completion of the corporate reorganization described in the prospectus that forms a part of the registration statement to which this list of subsidiaries is an exhibit.